Exhibit 99.1

July 2, 2013

Martha Stewart

c/o Martha Stewart Living Omnimedia, Inc.

601 West 26th Street

New York, New York 10001

Dear Martha:

By letter dated July 9, 2012 (the “July 9th Letter”), you and the Company agreed to extend the term of your then effective employment agreement until June 30, 2017 (such agreement, as currently in effect, including as modified by the July 9th Letter, the “Employment Agreement”), except that the parties agreed that, if you and the Company could not mutually agree on appropriate adjustments to the Employment Agreement to take effect July 1, 2013, the Company had the right to limit the extension of the term of the Employment Agreement to June 30, 2013 instead of June 30, 2017 (the “Early Expiration Right”).

You and the Company have agreed to certain revisions to the Employment Agreement and to the IAL Agreement (as defined below) that are set forth below.

Effective July 1, 2013, the annual rate of your Talent Compensation under the Employment Agreement shall be $1,800,000. The provisions of Sections 5(d), 5(e), 5(h) and 5(i) of the Employment Agreement shall cease to apply with respect to expenses incurred after July 1, 2013. Instead, the expenses referenced in such Sections and any other expenses incurred in accordance with the performance of your duties shall be paid or reimbursed in accordance with the provisions of the expense policy approved by the Board, as in effect on the date hereof. No amendment to such provisions of such expense policy shall apply to you unless you shall agree to such amendment in writing.

As reflected in the July 9th Letter, you reaffirm that you will not be entitled to any additional payments in respect of New Programming (as defined in the Employment Agreement) unless and until such New Programming (including new programming that has commenced since April 1, 2012) requires your services as a performer in excess of the commitment previously required with respect to the Martha Stewart Show. For services on New Programming in excess of that commitment, you will be entitled to the compensation payable under Section 5(j) of the Employment Agreement. For purposes of clarity, when used in the context of New Programming, the words “of the Company” mean a production for which the Company is responsible for the production costs. You and the Company will mutually agree on the proper treatment of a production where the Company bears a significant percentage, but not all, of the production costs. Under the Employment Agreement as currently in effect, you are entitled to engage in motion picture and television activities on behalf of third parties and to receive and retain all remuneration therefrom, so long as such activities do not substantially interfere with the performance of your duties and responsibilities under the

Employment Agreement. You and the Company agree that, to the extent that any such third party production would require you to provide recurring services, you may provide such services so long as the Company receives one-third of any talent fee that would be payable in respect of your services as a performer. You will be entitled to keep the remainder of such talent fees. For the avoidance of doubt, where your services do not require recurring services that could interfere with your duties and responsibilities, you shall continue to have the right to receive and retain all of the fees payable. To illustrate the intent of the foregoing sentences, you shall have the right to receive the entire talent fee for one-time appearances or your participation in the development of a pilot for a show or series, but the Company would be entitled to the specified portion of the talent fee if your services as a performer were required in any show or series developed from such a pilot.

Except as expressly provided in the two immediately preceding paragraphs or as may be provided in any restatement thereof entered into between the parties as contemplated below, all of the other provisions of the Employment Agreement shall remain in full force and effect.

The annual fee payable under the Intangible Asset License Agreement, dated as of June 13, 2008 and as amended by the July 9th Letter, by and between the Company and MS Real Estate Management Company (the “IAL Agreement”) shall be $1,700,000, effective starting with the payment due under the terms of the IAL Agreement in September 2013. Except as provided in this paragraph or as may be provided in any restatement thereof entered into between the parties as contemplated below, the terms of the IAL Agreement shall remain in full force and effect, except that its term shall continue until September 15, 2017 (instead of June 30, 2017) to reflect that the payment made in 2016 will be with respect to the twelve month period through such date.

It is the intent of the parties to execute amended and restated versions of the Employment Agreement and the IAL Agreement on or before July 15, 2013 reflecting these amendments to the terms of such agreements and, with regard to the Employment Agreement, such other terms generally consistent with the parties’ discussions to date as the parties may mutually agree; however, the amendments reflected herein shall be binding on the parties regardless of whether such restatements are in fact executed.

If you and Lifestyle Research Center, LLC, as the successor in interest to MS Real Estate Management Company, agree that the foregoing properly sets forth our agreement regarding the extension of the Employment Agreement and the IAL Agreement, each of you should execute three copies of this letter, returning one to me, with each of you keeping one for your files.

Sincerely,

MARTHA STEWART LIVING OMNIMEDIA, INC.

/s/ Daniel Taitz
Daniel Taitz
Chief Administrative Officer, General Counsel and Secretary (Interim Principal Executive Officer)

Agreed and Accepted:

/s/ Martha Stewart
Martha Stewart
LIFESTYLE RESEARCH CENTER, LLC /s/ Martha Stewart

By: Martha Stewart

Its: